Exhibit 10.1
EMPLOYMENT AGREEMENT

       United States Oil & Gas Corp., a Delaware corporation, located at 11782 Jollyville Road, Suite 211B, Austin, Texas 78759 (hereinafter referred to as “Employer”) and Alex Tawse of 11501 Charred Oak Drive, Austin, TX 78759 (hereinafter referred to as “Employee”) in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1.  TERM OF EMPLOYMENT

Specific Period

        Section 1.01.  Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of twenty four (24) months, beginning on January 1, 2011. This agreement replaces prior agreement dated January 5, 2010.

Automatic Renewal

        Section 1.02.  This Agreement shall be renewed automatically for succeeding terms for six (6) months each unless either party gives written notice to the other of at least thirty (30) days prior to the expiration of any term of his/its intention not to renew.

“Employment Term” Defined

        Section 1.03.  As used herein, the phrase “employment term” refers to the entire period of employment of Employee by Employer hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter or extended by mutual Agreement between Employer and Employee.

ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

General Duties

        Section 2.01.  Employee shall serve as the President and Chief Executive Officer of the Employer. The Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct and be responsible for the executive management of the Employer.  The Employee shall report directly to Board of Directors of the Employer.

Devotion to Employer’s Business

        Section 2.02.  Employee shall devote his productive time, ability and attention to the business of Employer during the term of this Agreement.

Non-Competition Obligation

Section 2.03.  (a) In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that during his employment with Employer and following the termination of his employment by Employer he shall not at any time, directly or indirectly, (i) induce, entice, or solicit any employee of Employer to leave his employment, or (ii) contact, communicate or solicit any customer of Employer derived from any customer list, customer lead, mail, printed matter or other information secured from Employer or its present or past employees, or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of Employer relating thereto.

(b) It is the desire and intent of the parties that the provisions of this Section 2.03 shall be enforced to the fullest extent permissible under the laws and public policies of the State of Delaware.  Accordingly, if any particular portion of this Section 2.03 shall be adjudicated to be invalid or unenforceable, this Section 2.03 shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or if that is not possible, then (ii) delete there from the portion thus adjudicated to be invalid or unenforceable.

Trade Secrets

        Section 2.04.  (a) The parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operations and processes of Employer, including without limitations, financial, personnel, sales, scientific and other information that is owned by Employer and regularly used in the operation of Employer’s business and that such information constitutes Employer’s trade secrets.

                                (b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way during the term of this Agreement.

ARTICLE 3.  OBLIGATIONS OF EMPLOYER

General Description

        Section 3.01.  Employer shall provide Employee with the compensation, incentives, benefits and business expense reimbursement specified elsewhere in this Agreement.

ARTICLE 4.  COMPENSATION OF EMPLOYEE

Salary

        Section 4.01.  (a) As compensation for the services to be performed hereunder, Employee shall receive from Employer a monthly salary of twelve thousand Dollars ($12,000).

 (b) The salary shall be payable in equal monthly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefits.

 (c) Employee shall receive such quarterly bonuses as may be determined by Employer’s Board of Directors. All such bonuses shall be paid to Employee on the same basis as bonuses earned or awarded to other employees, officers, or directors of the Company.

ARTICLE 5.  EMPLOYMENT INCENTIVES

Stock

        Section 5.01.  (a) Employer plans to institute a stock option plan sometime in 2011 and Employee will be able to participate in that plan under separate agreement to be developed.

ARTICLE 6.  EMPLOYEE BENEFITS

Annual Vacation

        Section 6.01.  Employee shall be entitled to three (3) weeks vacation time each twelve (12) months with full pay.  If Employee is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following twelve (12) months. If Employee resigns or is terminated at any time for any reason, Employee will be paid for unused vacation time within 10 days from the last day of employment.

Illness

        Section 6.02.  Employee shall be entitled to five (5) days per twelve (12) months as sick leave with full pay.  Sick leave may not be accumulated.

Medical Coverage

        Section 6.03.  Employer will offer medical and dental coverage to employee when such plans are available on the same terms coverage is offered to other employees. Currently, no coverage exists.

Key-Man Insurance

        Section 6.04.  Employer may, at its election and expense and for its benefit, insure itself against the loss of the Employee’s services through death or disability.

ARTICLE 7.  BUSINESS EXPENSES

Reimbursement of Ordinary Business Expenses

        Section 7.01.  All business expenses reasonably incurred by Employee in promoting the business of Employer, including expenditures for entertainment, lodging and travel, are to be paid for, either by advance or reimbursement by Employer.

Reimbursement of Other Business Expenses

        Section 7.02.  Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer.

ARTICLE 8.  TERMINATION OF EMPLOYMENT

Termination for Cause

        Section 8.01.  Employer reserves the right to terminate this Agreement if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties. Employee must have a ten-day cure period to resolve any issues submitted in writing by the board of directors before any termination will take effect.

Termination Without Cause

        Section 8.02. This Agreement shall be terminated upon the death of Employee.

Disability

        Section 8.03. If Employee is prevented from performing his duties because of illness or disability for a continuous period of 30 days, the Company may terminate this Agreement without further notice.  In such event, all of the Company obligations shall cease except that Employee shall receive, when the thirty-day period expires, severance pay of $36,000.

Payment on Termination

        Section 8.04.  Notwithstanding any provision of this Agreement, if Employer terminates this Agreement without cause, Employee shall be entitled to and Employer shall pay to Employee all salary compensation, Profit Sharing, Stock Options, Accrued Vacation time, to which the Employee would otherwise have been entitled as though this Agreement had continued in full force and effect; however, provided that if Employee accepts other employment, Employee will then and there not be entitled to compensation under this Agreement from the date the Employee agrees and accepts such other employment. Employee shall not be obligated to either seek or accept other employment as a condition precedent to receiving any compensation otherwise payable under this section.

Termination by Employee

        Section 8.05. Employee may terminate his obligations under this Agreement by giving Employer at least thirty (30) days written advance notice.

ARTICLE 9.  GENERAL PROVISIONS

Notices

        Section 9.01.  Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage pre-paid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing at the introductory paragraph of this Agreement.  Each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Arbitration

        Section 9.02.  (a) Any claim or controversy arising between Employer and Employee involving the construction application or alleged breach of any of the terms, provisions, or conditions of this Agreement shall upon the written request of either party served on the other be submitted to arbitration.  Arbitration shall be conducted in accordance with the employment rules of the judicial arbitration mediation service (“JAMS”) and under the laws of the State of Delaware. Any award issued there under shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction.

(b) Employee shall not be responsible for the payment of any cost exceeding that for which he would be responsible had he brought such claim in a court of competent jurisdiction.

(c) Employer shall be responsible for the payment of all arbitration fees and cost, which may be required.

(d) The arbitrator(s) hearing any arbitration hereunder may award Attorney fees and cost to the prevailing party.

(e) All discovery rights otherwise available under Delaware law shall be available in any arbitration brought hereunder.

Attorneys’ Fees and Costs

        Section 9.03.  If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.  This provision shall be construed as applicable to the entire Agreement.

Entire Agreement

        Section 9.04.  This Agreement supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and Agreements between the parties with respect to that employment in any manner whatsoever.  Each party to this Agreement acknowledges, that no representation, inducements, promises, or Agreements, orally or otherwise, have been made by any party, which are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

Modifications

        Section 9.05.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

Disclosures

        Section 9.06.  The Company is aware and has no objection to Employee owning and serving as President of HR Management Systems (HRMS). HRMS is a former vendor of USOG but has no current affiliation with the Company.

Effect of Waiver

        Section 9.07.   The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a wavier or relinquishment of that right or power for all or any other times.

Partial Invalidity

         Section 9.08.   If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

        Section 9.09.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties to this Agreement agree that proper venue shall for the purpose of enforcing any arbitration award issued hereunder, lie with the appropriate authority in the State of Delaware.

Sums Due Deceased Employee

        Section 9.10. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this Agreement as of the date of death shall be paid to Employee’s executors, administrator’s, heirs, personal representatives, successors, and assigns.

Executed on February 7, 2011.

Employer		Employee
United States Oil & Gas Corp.		Alex Tawse
a Delaware Corporation

By:	/s/Michael Taylor	By:	/s/Alex Tawse
	Michael Taylor, Director		Alex Tawse

By:	/s/Dave Lindemann
Dave Lindemann, Director